Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
EDGEWISE THERAPEUTICS , INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Edgewise Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Edgewise Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on May 17, 2017.

SECOND: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Edgewise Therapeutics, Inc. (this “Corporation”).

ARTICLE II

The address of this Corporation’s registered office in the State of Delaware is to be located at 3500 South Dupont Highway, in the City of Dover, County of Kent, State of Delaware, 19901. The name of this Corporation’s registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Article IV

A.                Authorization of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this Corporation is authorized to issue is 155,318,418. The total number of shares of common stock authorized to be issued is 88,000,000, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 67,318,418, par value $0.0001 per share (the “Preferred Stock”), 15,500,000 of which are designated as “Series A Preferred Stock”, 14,934,484 of which are designated as Series B-1 Preferred Stock (“Series B-1 Preferred Stock”), 12,358,305 of which are designated as Series B-2 Preferred Stock (“Series B-2 Preferred Stock” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”) and 24,525,629 of which are designated as Series C Preferred Stock (“Series C Preferred Stock”).

B.                 Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV Section B.

1.                  Dividend Provisions.

(a)           The holders of shares of each series of Preferred Stock shall be entitled to receive, on a pari passu basis, noncumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock to the holders of Common Stock) on the Common Stock of this Corporation, at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) of each such share of Preferred Stock per annum on each outstanding share of Preferred Stock). As used in this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean $1.00 per share for each share of Series A Preferred Stock, $1.679 per share for each share of Series B-1 Preferred Stock, $2.029 per share for each share of Series B-2 Preferred Stock and $3.8735 for each share of Series C Preferred Stock, in each case as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such applicable series of Preferred Stock.

(b)          All such dividends are payable only when, as, and if, declared by this Corporation’s board of directors (the “Board of Directors”). Such dividends shall be noncumulative. No dividends (other than those payable in Common Stock to holders of Common Stock) shall be paid on any Common Stock of this Corporation until all dividends on the Preferred Stock shall have been paid. After payment of such dividends to the holders of Preferred Stock, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock on a pari passu basis and pro rata based on the number of shares of Common Stock then held by each holder, including all shares of Common Stock into which such holder’s shares of Preferred Stock could be converted at the then effective applicable Conversion Rates, defined below.

(c)           Whenever a dividend or distribution shall be payable in property other than cash, the value of such dividend or distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, including the consent of a majority of the Preferred Directors, as defined below.

(d)           In the event that this Corporation determines, subject to Section 5(c) and Section 5(d) below, and without limiting Section 2 below, to distribute (x) the proceeds (cash or otherwise) resulting from any sale, lease, license or other transfer of a significant portion of its assets or (y) the proceeds from any option to acquire securities or assets of this Corporation, in each case which does not constitute a Liquidation Event, as defined below, the proceeds resulting therefrom (including in respect of any ongoing payments, such as milestone payments) shall be distributed in accordance with Section 2 below (and the amounts subsequently distributable pursuant to Section 2 will be reduced, or adjusted, as applicable, to take into account all payments made pursuant to this paragraph as if such payments, along with the consideration then payable under Section 2, had been paid in a single transaction), and not this Section 1.

2.                  Liquidation Preference.

(a)               In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid on a pro rata basis out of the proceeds of such Liquidation Event and the assets of this Corporation available for distribution to its stockholders (“Proceeds”) before any payment shall be made to the holders of Series B Preferred Stock or Series A Preferred Stock (together, the “Junior Preferred Stock”) or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one (1) times the Original Issue Price for the Series C Preferred Stock, plus any dividends declared but unpaid thereon (the “Series C Preference”), or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If upon any such Liquidation Event, the assets of this Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Section 2(a), the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)              Subject to the provisions of Article IV, Section B.2(e) below, after the payment in full of all Series C Liquidation Amount required to be paid to the holders of shares of Series C Preferred Stock, the holders of shares of Junior Preferred Stock then outstanding shall be entitled to be paid on a pari passu basis out of the remaining Proceeds before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price for each such share of Junior Preferred Stock, plus any declared but unpaid dividends on each such share (the “Junior Liquidation Preference”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Junior Preferred Stock shall be insufficient to permit the payment to such holders of the full Junior Liquidation Preference, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of Junior Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 2(b).

(c)           Subject to the provisions of Article IV, Section B.2(e) below, upon completion of the distribution of the full Series C Liquidation Amount and Junior Liquidation Preference, all of the remaining Proceeds shall be distributed pari passu among the holders of Common Stock and the holders of the Junior Preferred Stock pro rata and on an as converted to Common Stock basis at the then effective applicable Conversion Rates for the Junior Preferred Stock. The aggregate amount that a holder of a share of Preferred Stock is entitled to receive under Sections 2(a), 2(b) and 2(c) is hereinafter referred to as the “Preferred Liquidation Amount.”

(d)              (i) For purposes of this Section 2, a “Liquidation Event” shall mean:

(A) the closing of the sale, lease, transfer, exclusive license or other disposition, in one transaction or a series of related transactions, of all or substantially all of this Corporation’s and its subsidiaries’ assets, taken as a whole, or all or substantially all of the intellectual property assets of this Corporation and its subsidiaries, taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of this Corporation,

(B) the consummation of the merger or consolidation of this Corporation with or into another entity, except any merger or consolidation in which the holders of capital stock of this Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation a majority of the voting power of the capital stock of this Corporation or the surviving or acquiring entity (or, if the surviving or acquiring entity is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent entity of such surviving or acquiring entity),

(C) the closing of the issuance, sale or transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, as a result of which the holders of capital stock of this Corporation immediately prior to such transaction hold immediately following such transaction less than a majority of the outstanding voting stock of this Corporation, or the surviving or acquiring entity; or

(D) a liquidation, voluntary or involuntary dissolution or winding up of this Corporation or a general assignment for the benefit of creditors; provided, however, that a transaction or series of transactions shall not constitute a Liquidation Event if:

(1)      its sole purpose is to change the state of this Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons and entities who held this Corporation’s securities immediately prior to such transaction;

(2)       it is solely a transfer of securities to an underwriter of this Corporation’s securities in connection with an initial underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”);

(3)      it is solely for bona fide financing purposes in which cash is received by this Corporation, or indebtedness of this Corporation is cancelled or converted or a combination thereof; or

(4)      (X) the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class and on an as converted to Common Stock basis (the “Requisite Holders”) and (y) the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate series (the “Requisite Series C Holders”), elect in writing that such transaction or series of transactions, as applicable, is not a Liquidation Event.

(ii)              If Proceeds from any Liquidation Event to be distributed to this Corporation’s stockholders are other than cash, the value of such Proceeds will be deemed to be the fair market value of such Proceeds. Any Proceeds that are securities shall be valued as follows:

(A)             Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)               If traded on a U.S. national securities exchange, the value shall be deemed to be the average of the daily VWAPs of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the occurrence of the Liquidation Event;

(2)               If actively traded over-the-counter, the value shall be deemed to be the average of the daily VWAPs (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the occurrence of the Liquidation Event; and

(3)               If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the Requisite Holders.

For the purposes of this Section 2(d)(ii), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “daily VWAP” shall be the per share volume-weighted average price of the applicable securities as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[Ticker Symbol] <equity> AQR” (or any successor thereto if such page it not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable on Bloomberg, the volume-weighted average trading price of one share of such securities on such trading day, as determined in good faith by the Board of Directors using a reasonably similar method). The daily VWAP will be determined without regard to afterhours trading or any other trading outside of the regular trading session trading hours.

(B)              The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the Requisite Holders.

(C)             The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, if definitive agreements governing such Liquidation Event have been approved by the stockholders under the General Corporation Law and Article IV Section B.5(c) below, be superseded by the determination of such value set forth in such definitive agreements governing such Liquidation Event.

(iii)            The Corporation shall not have the power to effect a Liquidation Event referred to in Section 2(d)(i)(B) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of this Corporation in such Liquidation Event shall be paid to the holders of capital stock of this Corporation in accordance with this Section 2.

(iv)             This Corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law, such periods may be shortened or waived upon the written consent of the Requisite Holders.

(e)               In the event that in connection with a Liquidation Event any portion of the consideration payable to this Corporation or to the stockholders of this Corporation is placed into escrow and/or is payable to this Corporation or the stockholders of this Corporation subject to the satisfaction of contingencies (“Contingent Consideration”), then (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this Corporation in accordance with Sections 2(a), 2(b) and 2(c) above as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (b) any Contingent Consideration which becomes payable to this Corporation or to the stockholders of this Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this Corporation in accordance with Sections 2(a), 2(b) and 2(c) above after taking into account payment of the Initial Consideration as part of the same transaction. The Merger Agreement (or any definitive agreement) for a Liquidation Event shall provide that all Proceeds, including but not limited to Contingent Consideration, are distributed in accordance with provisions of this Article IV, Section B.2, including but not limited to this Section 2(e). For purposes of this Section 2(e), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Contingent Consideration.

(f)                In the event of a Liquidation Event referred to in Section 2(d)(i)(A) of Article IV, Section B, if this Corporation does not effect a dissolution of this Corporation under the General Corporation Law within ninety (90) days after such Liquidation Event, then (i) this Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) unless (A) the Requisite Holders and (B) the Requisite Series C Holders request otherwise in a written instrument delivered to this Corporation, this Corporation shall use the consideration received by this Corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors, including a majority of the Preferred Directors), together with any other assets of this Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Liquidation Event, to redeem all outstanding shares of Preferred Stock of each series at a price per share equal to the Preferred Liquidation Amount of the relevant series of Preferred Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, then this Corporation, in accordance with the preferences and priorities set forth in this Section 2, shall redeem a pro rata portion of each holder’s shares of Preferred Stock at the applicable Preferred Liquidation Amount to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under General Corporation Law governing distributions to stockholders. Thereafter, any additional Available Proceeds shall be paid to the holders of shares of Preferred Stock to be redeemed pursuant to this Section 2(f) in an amount up to the Preferred Liquidation Amount of such share of Preferred Stock as soon as it may lawfully do so under the Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2(f), this Corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event or in the ordinary course of business. If this Corporation is required by the provisions this Section 2(f) to redeem shares, the redemption shall occur in accordance with the provisions of this Section 2. The date upon which any such redemption is required to be effected pursuant to this Section 2(f) shall be the “Redemption Date.”

(1)               Not less than twenty (20) days prior to the Redemption Date, this Corporation shall send written notice of any redemption pursuant to this Section 2(f) (the “Redemption Notice”) to each holder of record of Preferred Stock as required by Section 2(f). Each Redemption Notice shall state:

(a)	the number of shares held by the holder that this Corporation shall redeem on the Redemption Date specified in the Redemption Notice (which number shall not be less than the number of shares this Corporation is then required to redeem);

(b)	the Redemption Date and the redemption price; and

(c)	that the holder is to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(2)               If this Corporation receives, on or prior to the 10th day after the date of delivery of the Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 2(f), then the shares of Preferred Stock registered on the books of this Corporation in the name of such holder at the time of this Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 2(f), whether on such Redemption Date or thereafter.

(3)               On or before the applicable Redemption Date, each holder of shares to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this Corporation to indemnify this Corporation against any claim that may be made against this Corporation on account of the alleged loss, theft or destruction of such certificate) to this Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares represented by a certificate are redeemed, a new certificate representing the unredeemed shares shall promptly be issued to such holder.

(4)               If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the redemption price payable upon redemption of the shares to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares so called for redemption shall not have been surrendered, dividends with respect to such shares shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate or certificates therefor. Any shares of Preferred Stock that are redeemed or otherwise acquired by this Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither this Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

3.                  Redemption. Other than as set forth in Section 2(f) of Article IV, Section B, the Preferred Stock is not redeemable at the option of the holder thereof.

4.                  Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for a series of Preferred Stock by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; provided that such holder may waive such option to convert upon written notice to the Corporation. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series as of the date of the first issuance and sale of shares of such series of Preferred Stock; provided, however, that the Conversion Prices for the respective series of Preferred Stock shall be subject to adjustment as set forth in Section 4(d) below. For clarity, the right of a holder of Preferred Stock to waive its option to convert its shares of Preferred Stock into shares of Common Stock set forth above in this Section 4(a) shall not modify, amend or provide a similar right to waive the observance of any term or provision of Section 4(b).

(b)          Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this Corporation’s sale of its Common Stock (which shares are to be listed on a U.S. national securities exchange) in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act, for which the public offering price per share is not less than one and two-tenths times (1.2x) the Original Issue Price of the Series C Preferred Stock and pursuant to which this Corporation receives gross proceeds of at least $70,000,000, prior to deductions for underwriting discounts, commissions and expenses (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Requisite Holders; provided, that an automatic conversion of shares of Preferred Stock into shares of Common Stock pursuant to this clause (ii) shall not be effective with respect to shares of Series C Preferred Stock unless agreed to in writing by the Requisite Series C Holders.

(c)           Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the applicable series of Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) a payment in cash, if applicable, of such amount as provided in Section 4(g) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) a payment of all declared but unpaid dividends on the shares of Preferred Stock so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the persons or entities entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons or entities entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with automatic conversion provisions of Section 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons or entities entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)          Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price for each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this Corporation shall issue, on or after the date that this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon conversion, exercise or exchange of other securities directly or indirectly convertible into, or exercisable or exchangeable for, Common Stock. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether convertible, exercisable, or exchangeable or not yet convertible, exercisable or exchangeable. In the event that this Corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that result in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this Corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price within 90 days of the First Dilutive Issuance (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) and (E)(4) below, no adjustment of such Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, including a majority of the Preferred Directors, irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)               The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and (d)(i)(D) above), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)               The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and (d)(i)(D) above).

(3)               In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Prices of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)               Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Prices of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)               The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and (2) above shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or (4) above.

(ii)       “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E) above) by this Corporation on or after the Filing Date other than the following:

(A)             shares Common Stock issued by this Corporation up to a maximum of 12,585,602 shares issued by this Corporation (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Common Stock) to employees, independent contractors, officers, or directors of this Corporation pursuant to stock purchase agreements, equity incentive plans or agreements, stock bonus awards, or other incentive stock arrangements, including but not limited to this Corporation’s 2017 Equity Incentive Plan (the “Equity Plan”), and options therefor (inclusive of any shares of Common Stock, and options therefor, issued and outstanding as of the Filing Date); provided, however, that, such maximum number of shares of Common Stock and options therefor may be increased to amounts approved by the Board of Directors, which approval must include a majority of the Preferred Directors; provided, further, that any options for such shares of Common Stock that expire or terminate unexercised or any restricted stock repurchased by this Corporation at cost shall not be counted toward such maximum amounts unless and until such shares are regranted as new Common Stock grants (or as new options to purchase Common Stock); and provided, further, that the maximum number of shares of Common Stock and options therefore set forth in this clause (A) are in addition to the Non-Plan Option, as defined below, and shares of Common Stock issued upon exercise thereof;

(B)              capital stock issued by this Corporation, and/or options or warrants issued by this Corporation for capital stock, and the underlying capital stock issued pursuant to exercise, and if applicable, subsequent conversion, thereof to leasing companies, equipment financing and other financial lending institutions, or landlords, if approved, in each instance, by the Board of Directors, including the approval of a majority of the Preferred Directors;

(C)             capital stock issued by this Corporation, and/or options or warrants issued by this Corporation for capital stock, and the underlying capital stock issued pursuant to exercise, and if applicable, subsequent conversion, thereof to other entities in connection with the license of technology or other strategic transactions, if approved, in each instance, by the Board of Directors, including the approval of a majority of the Preferred Directors;

(D)             capital stock issued pursuant to Sections 4(d)(iii) below;

(E)              Common Stock issued pursuant to a Qualified Public Offering;

(F)              Common Stock issued upon conversion of the Preferred Stock;

(G)             Common Stock issued or deemed issued pursuant to Section 4(d)(i)(E) above as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d) above;

(H)             up to 3,400,000 shares of Common Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, issued pursuant to the exercise of options or warrants outstanding as of the Filing Date that were not issued under the Equity Plan (the “Non-Plan Option”) pursuant to the terms of such Non-Plan Option as of the Filing Date, excluding any amendment to such options or warrants that results in a change to the number of shares of capital stock which may be subscribed pursuant thereto or the price to be paid for such capital stock, inclusive of shares of Common Stock issued pursuant to the Non-Plan Option as of the Filing Date;

(I)                any other capital stock to be issued by this Corporation, and options or warrants therefor, which the Requisite Holders have agreed in writing to exclude from the definition of Additional Stock; provided that any such other capital stock, and options or warrants therefor, shall be Additional Stock with respect to shares of Series C Preferred Stock unless otherwise agreed to in writing by the Requisite Series C Holders.

Securities specified in Section 4(d)(ii)(A) through (I) above shall be known herein as “Exempted Securities.”

(iii)       In the event this Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E) above.

(iv)             If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v)           If the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Original Issue Prices of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Original Issue Prices of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e)               Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other entities, evidences of indebtedness issued by this Corporation or other persons or entities, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii) above and the provisions of Section 1 do not apply to such a distribution, then, in each such case for the purpose of this Section 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f)                Recapitalizations. If at any time or from time to time the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, recapitalization or otherwise (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the Common Stock deliverable upon conversion of such Preferred Stock would have been entitled on such reorganization or recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the reorganization or recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)               No Fractional Shares and Certificate as to Adjustments.

(i)       No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)       Upon the occurrence of each adjustment or readjustment of any Conversion Price of Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of each series of Preferred Stock.

(h)              Notices of Record Date. If this Corporation shall propose at any time (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Liquidation Event, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date on which the record shall be taken for a dividend or distribution, in the case of clause (i), or for a stockholder vote on such matter in the case of clause (ii), and at least twenty (20) days prior to the date on which the record shall be taken for a stockholder vote on such matter in the case of clause (iii), a notice specifying the date on which any such record is to be taken, and the amount and character of such dividend or distribution, in the case of clause (i), or a brief description of the action(s) to be taken, in the cases of clauses (ii) or (iii). Notwithstanding the foregoing, such notice period may be shortened or eliminated upon the written consent of the Requisite Holders.

(i)                 Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

5.                  Voting Rights.

(a)           General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation (as may be amended from time to time, the “Bylaws”), and except as provided by law or in Section 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)          Voting for the Election of Directors. As long as at least twenty percent (20%) of the shares of Series A Preferred Stock originally issued are then outstanding, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock, the holders of the then outstanding shares of Series A Preferred Stock, voting as a separate series and on an as-converted to Common Stock basis, shall be entitled to elect one (1) director of this Corporation at any election of directors (the “Series A Director”) and as long as at least twenty percent (20%) of the shares of Series B Preferred Stock originally issued are then outstanding, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock, the holders of the then outstanding shares of Series B Preferred Stock, voting as a separate series and on an as-converted to Common Stock basis, shall be entitled to elect two (2) directors of this Corporation at any election of directors (the “Series B Directors” and, together with the Series A Director, the “Preferred Directors”). The holders of outstanding Common Stock, voting as a separate class, shall be entitled to elect one (1) director of this Corporation at any election of directors. The holders of Preferred Stock and the holders of Common Stock, voting together as a single class and on an as-converted to Common Stock basis, shall be entitled to elect any remaining directors of this Corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock or different classes or series voting separately or together, the holders of shares of such class, series or different classes or series voting separately (or together, as the case may be), may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders, pursuant to the terms and conditions of that certain Amended and Restated Voting Agreement entered into as of or around the Filing Date by and among this Corporation and the Stockholders named therein, as such may be amended in accordance therewith from time to time (the “Voting Agreement”). Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock (or the different classes or series voting separately, or together, as the case may be) entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock (or different classes or series voting separately, or together as the case may be) represented at the meeting or pursuant to written consent, pursuant to the terms of the Voting Agreement.

(c)           Protective Provisions. So long as at least twenty percent (20%) of the shares of Preferred Stock originally issued remains outstanding, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Preferred Stock, this Corporation shall not, directly or indirectly, by merger, amendment, recapitalization, reorganization, consolidation or otherwise, without first obtaining the prior approval, by vote or written consent, as provided by law, of the Requisite Holders, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)               amend, alter, repeal, or change the rights, preferences or privileges of the Preferred Stock, including any series thereof;

(ii)              increase or decrease (other than by conversion) the total number of authorized or designated shares of Common Stock or Preferred Stock, or any series thereof;

(iii)             create, authorize or designate any new class or series of capital stock ranking on parity with or senior to the then outstanding shares Preferred Stock in right of redemption, liquidation preference, voting or dividends, or create, authorize, designate or issue any options, warrants, other rights or equity securities exercisable, convertible and/or exchangeable for such capital stock, or once authorized, designated or issued, increase the amount of such authorized, designated or issued amounts;

(iv)              redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock (except as set forth in Section 2(f) of Article IV(B) above) or Common Stock; provided, however, that the Company shall not redeem, repurchase or otherwise acquire any shares of Preferred Stock which results in a distribution in a manner that is not in accordance with the provisions of Section 2 as if such distribution were in connection with a Liquidation Event, without the prior written consent of the Requisite Series C Holders; and provided, however, that the restrictions set forth in this clause (iv) shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(v)               authorize or enter into an agreement for, nor consummate, any transaction or series of transactions that is a Liquidation Event;

(vi)              amend, alter, repeal, or change any provision of this Amended and Restated Certificate of Incorporation, as may be amended from time to time pursuant to its terms, or of the Bylaws;

(vii)             change the number of authorized directors of this Corporation or change the number of votes entitled to be cast by any director or directors on any matter;

(viii)            pay or declare any dividend on any shares of Common Stock or Preferred Stock, except for dividends on shares of Preferred Stock as provided for in Article IV, Section B.1.(a);

(ix)              increase the number of shares reserved for issuance under the Equity Plan, create any new equity incentive plan, or issue equity to any service provider outside of an equity incentive plan;

(x)               incur any indebtedness in an aggregate amount in excess of $10,000,000, excluding any ordinary trade debt;

(xi)             enter into any agreement with an “affiliate” (as defined in Rule 405 the Securities Act), any officer or director of this Corporation or any family member of any of the foregoing; or

(xii)            create or hold capital stock in any subsidiary that is not wholly owned, or dispose of any subsidiary stock or all or substantially all of any subsidiary assets.

(d)              Series Protective Provisions. So long as at least twenty percent (20%) of the originally issued shares of a series of Preferred Stock remain outstanding, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, this Corporation shall not, directly or indirectly, by merger, amendment, recapitalization, reorganization, consolidation or otherwise, without first obtaining the prior approval, by vote or written consent, as provided by law, of the holders in the aggregate of a majority of the then outstanding shares of such series of Preferred Stock, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)                 amend, alter, repeal, or change any provision of this Amended and Restated Certificate of Incorporation, as may be amended from time to time pursuant to its terms, in any manner that affects such series adversely, but shall not so affect the entire class of Preferred Stock, or

(ii)               increase or decrease the authorized number of shares of such series of Preferred Stock (other than decreases resulting from the conversion of Preferred Stock to Common Stock).

(e)               Additional Series C Preferred Stock Protective Provision. In addition to the protective provisions set forth in Sections 5(c) and 5(d) of Article IV(B) above, for so long as at least twenty percent (20%) of the originally issued shares of Series C Preferred Stock remain outstanding, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock, this Corporation shall not, directly or indirectly, by merger, amendment, recapitalization, reorganization, consolidation or otherwise, without first obtaining the prior approval, by vote or written consent, as provided by law, of the Requisite Series C Holders, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect, (i) reclassify any Common Stock or any Junior Preferred Stock if such reclassification causes any such class or series, as applicable, of capital stock that was junior to the Series C Preferred Stock immediately prior to such reclassification to become pari passu with or senior to the Series C Preferred Stock in right of redemption, liquidation preference, voting or dividends following such reclassification, or causes any such class or series, as applicable, of capital stock that was pari passu with the Series C Preferred Stock immediately prior to such reclassification to become senior to the Series C Preferred Stock in right of redemption, liquidation preference, voting or dividends following such reclassification; or (ii) amend, alter, repeal, waive or change the Series C Preference or the Series C Liquidation Amount.

6.                  Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation. The Amended and Restated Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

7.                  Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this Corporation, (ii) when such notice is provided by confirmed facsimile if sent during normal business hours of the recipient; or if not, then on the next business day, (iii) if given by electronic communication in compliance with the provisions of the General Corporation Law, upon such electronic transmission or (iv) if such notice is provided in another manner then permitted by the General Corporation Law.

C.                Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C) and are, in each case, subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

1.                  Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this Corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2.                  Liquidation Rights. Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.                  Redemption. The Common Stock is not redeemable at the option of the holder.

4.                  Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law, provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

5.                  Directors. The holders of outstanding Common Stock shall be entitled to elect directors as provided in Section 5(b) of Article IV(B) above.

Article V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

Article VI

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of this Corporation shall be determined in the manner set forth in the Bylaws.

Article VII

Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Article VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

Article IX

To the fullest extent permitted by the General Corporation Law, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the state of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

Article X

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, this Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article XI

This Corporation shall have the power to indemnify (and advance expenses to), to the fullest extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person or entity who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he, she or it is or was a director, officer, employee or agent of this Corporation or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or entity in connection with any such Proceeding, including in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person or entity existing at the time of, or increase the liability of any such person or entity with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

Article XII

This Corporation renounces any interest or expectancy of this Corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this Corporation who is not an employee of this Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this Corporation; provided, that nothing herein is intended to diminish the fiduciary duties of any director of this Corporation. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Article XII.

Article XIII

Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of this Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of this Corporation to this Corporation or this Corporation’s stockholders, (iii) any action asserting a claim against this Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or this Corporation’s Amended and Restated Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against this Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature page follows.]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 1st day of December, 2020.

By:	/s/ Kevin Koch
Kevin Koch President and Chief Executive Officer

Signature Page to Edgewise Therapeutics, Inc.
Amended and Restated Certificate of Incorporation